Consent of Independent Registered Public Accounting Firm

Bluerock High Income Institutional Credit Fund

New York, New York

We hereby consent to the incorporation by reference in each of the Prospectus of Class A, Class C, Class I and Class F constituting a part of this Registration Statement of our report, dated November 29, 2022, relating to the financial statements and financial highlights of Bluerock High Income Institutional Credit Fund appearing in the Fund’s Annual Report on Form N-CSR for the period from June 21, 2022 (commencement of operations) to September 30, 2022.

We also consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information (Class A, Class C, Class I) and the Statement of Additional Information (Class F) of such Registration Statement.

/s/ BDO USA, LLP

BDO USA, LLP

New York, New York

January 30, 2023